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                                                                  Exhibit 10.65

                                    AGREEMENT
                                    ---------

          This Agreement is made and entered into as of the Effective Date (as set forth in Section 11 hereof), by and between Robert H. Benmosche ("Mr. Benmosche"), and MetLife, Inc. ("Company"), a Delaware corporation, with executive offices located at 200 Park Avenue, New York, New York, on behalf of itself and any and all past and present parent, affiliate, and subsidiary corporations.

          WHEREAS, Mr. Benmosche has previously announced his intention to voluntarily retire from his employment with the Company effective July 1, 2006;

          WHEREAS, in connection with such voluntary retirement, the Company has agreed to provide Mr. Benmosche with certain monthly payments, described in
Section 2 hereof, having an approximate present value of $6,000,000 (Six Million Dollars), in exchange for Mr. Benmosche's promises in this Agreement;

          NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Mr. Benmosche (collectively, the "Parties," each individually, a "Party") hereby agree as follows:

          1. Separation from Employment. Benmosche acknowledges that pursuant to his voluntary resignation, his employment with the Company and all of his positions with the Company and all of its subsidiaries and affiliates (collectively "Affiliates") shall terminate effective July 1, 2006 ("Resignation Date").

          2. Payments. The Company shall pay or provide to Mr. Benmosche or his designated beneficiary a payment in the amount of $49,015 per month, less applicable tax withholdings commencing in January 2010 and ending in December 2029 (the "Payments"). Mr. Benmosche acknowledges that absent this Agreement, neither he nor his beneficiary would be entitled to receive the Payments, and that his and his beneficiary's entitlement to the Payments is conditioned on his compliance with the provisions of this Agreement, including but not limited to Sections 3 and 4 hereof.

          3. Confidentiality. Mr. Benmosche agrees that he will not, directly or indirectly, use or disclose, or permit or aid the use or disclosure, to any person, firm, entity or corporation, of any privileged, confidential or proprietary business information, observations or data relating to the business, affairs, clients, business partners, plans, proposals, finances or financial condition of the Company or any of its Affiliates which Mr. Benmosche received as a consequence of his employment with the Company ("Confidential Information"), except (i) with the Company's express written consent or (ii) in direct response to any subpoena or other legal process compelling disclosure (collectively "Legal Process") initiated against or served upon Mr. Benmosche. In the event that disclosure is sought from Mr. Benmosche in direct response to any such Legal Process, Mr. Benmosche shall give the Company immediate written notice in order to afford the Company an opportunity to evaluate its legal rights and take such action as the Company considers appropriate to protect the interests of the Company.
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          4. Non-Competition, Non-Solicitation

          (a) Mr. Benmosche acknowledges that during the course of his employment with the Company he became familiar with the Company's trade secrets and other Confidential Information (as defined in Section 3) and that his services were of special, unique and extraordinary value to the Company. In consideration of this Agreement, Mr. Benmosche agrees that from the Resignation Date and for a period of eighteen (18) months thereafter (the "Restricted Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any of the entities identified in Exhibit A hereto, including their respective subsidiaries and affiliates ("Restricted Competitors"), in the United States and/or in any foreign country in which the Company or any of its Affiliates now conduct business or plan to conduct business as of the Resignation Date ("Restricted Geographies"). Mr. Benmosche acknowledges that it is reasonable to restrict his activities in accordance with the terms of this Agreement in the Restricted Geographies during the Restricted Period. Nothing herein shall prohibit Mr. Benmosche from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of securities in any of the Restricted Competitors, so long as he has no active participation in the business of such corporation.

          (b) During the Restricted Period, Mr. Benmosche agrees not to, directly or indirectly, (i) solicit, encourage, entice or induce any employee of the Company or any Affiliate to leave the employ of the Company or any Affiliate or in any way interfere with the relationship between the Company and/or Affiliates and any employee thereof; or (ii) hire or cause any person to be hired who was employed by the Company or any Affiliate as of the Resignation Date or in any of the six (6) months preceding that date; or (iii) solicit, encourage, entice or induce any customer, supplier, vendor or other business relation of the Company or any Affiliate on behalf of any Restricted Competitor; or (iv) solicit, encourage, entice or induce any customer, supplier, vendor or other business relation of the Company or any Affiliate to cease doing business with or lessen the amount of business it presently transacts with the Company or such Affiliates or in any way interfere with the relationship between any such customer, supplier, vendor, or business relation and the Company or any Affiliate. Mr. Benmosche further agrees not to assist others in engaging in activities that he is not entitled to take.

          (c) For the purposes of avoiding any potential disputes under this
Section 4, Mr. Benmosche shall advise the Company's Board of Directors ("Board") of any business venture, employment or consulting arrangement that he plans to undertake during the Restricted Period that could in any way implicate this section. In the event that Mr. Benmosche has a good faith question as to whether a particular activity will violate this Section 4, he can make a written inquiry to the Board describing the planned activity, and the Board will in good faith advise him of its position on the matter.

          (d) Mr. Benmosche agrees that the terms and restrictions of this
Section 4 are legitimate and reasonable in light of his access to Confidential Information, the services he provided to the Company as its Chief Executive Officer and the consideration that he is receiving pursuant to this Agreement. Mr. Benmosche further acknowledges that during the Restricted


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Period, he will be able to earn a suitable livelihood without violating the restrictions in this Agreement.

          5. Prior Agreements. Mr. Benmosche confirms his obligations to comply with all of the provisions of the Agreement to Protect Corporate Property, which Mr. Benmosche entered into on May 23, 2001, a copy of which is attached hereto as Exhibit B. To the extent that there are any conflicts or inconsistencies between any of the provisions of the Agreement to Protect Corporate Property and this Agreement, the provision of the agreement that affords the Company and/or the Affiliates with the greater protection shall govern.

          6. General Release by Mr. Benmosche. (a) In consideration of this Agreement and the monies and other good and valuable consideration provided to Mr. Benmosche pursuant to this Agreement, Mr. Benmosche hereby irrevocably and unconditionally releases, waives and forever discharges the Company, the Affiliates and any and all of their past and present directors, officers, shareholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the "Releasees"), from any and all actions, causes of action, claims, demands, damages, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that he has ever had, may now have, or may later assert against the Releasees, arising out of or related to Mr. Benmosche's employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services (hereinafter referred to as "Benmosche's Claims"), from the beginning of time to the date he executes this Agreement, including, without limitation any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the Age Discrimination in Employment Act of 1967. Notwithstanding the foregoing, this Agreement shall not affect Mr. Benmosche's rights (A) to post-employment benefits that Mr. Benmosche is entitled to receive under the Company's benefit plans; (B) to indemnification under any director and officer liability insurance that covered Mr. Benmosche, any applicable indemnification agreement or any indemnification rights provided under the Company's articles of incorporation, by-laws, or resolutions; (C) to enforce the terms of this Agreement.

          (b) To the fullest extent permitted by law, Mr. Benmosche agrees not to lodge any formal or informal complaint in court, with any federal, state or local agency or any other forum, including without limitation arbitration in any jurisdiction ("Proceeding"), arising out of or related to Benmosche's Claims or Mr. Benmosche's employment by or performance of services to or on behalf of the Company or any of the other Releasees or the termination of that employment or other services, or for any other reason. Execution of this Agreement by Mr. Benmosche operates as a complete bar and defense against any and all of Benmosche's Claims against the Company and/or the other Releasees. If Mr. Benmosche should hereafter make any of Benmosche's Claims in any Proceeding against the Company or any of the Releasees, this Agreement may be raised as and shall constitute a complete bar to any such Proceeding.

          7. Remedies.

          (a) The Parties agree that money damages would be both incalculable and an insufficient remedy for any breach by Mr. Benmosche of Sections 3-5 of this Agreement and that


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any such actual, threatened or continuing breach will cause the Company and/or the Affiliates irreparable harm. In the event of any such breach of Sections 3-5, the Company shall be entitled, without the requirement of posting a bond, to equitable relief, including temporary, preliminary or permanent injunctive relief, in any court of competent jurisdiction. Such equitable relief shall not be the exclusive remedy for any breach by Mr. Benmosche of this Agreement but shall be in addition to any other damages or remedies available at law or in equity to the Company, including the Company's right to cancel the Payments in the event that Mr. Benmosche has materially violated his obligations under any of Sections 3 -5 hereof. Prior to canceling the Payments, the Board shall provide notice to Mr. Benmosche of its determination that he has breached one or more those sections and the facts and circumstances surrounding the breach so that, if curable, Mr. Benmosche can attempt to cure his breach. If the Board determines, in its sole discretion, that Mr. Benmosche has cured the breach, the Payments shall not be cancelled. The cancellation of the Payments shall not effect any of Mr. Benmosche's obligations under this Agreement.

          (b) If any of the provisions contained in this Agreement, or any part thereof, is held to be unenforceable because of its duration, scope or the geographic area covered thereby, or for any other reason, the court making such determination shall have the power to reduce the duration, scope and/or geographic area, or otherwise modify such provision, and to enforce it to the maximum extent permitted by law.

          8. No Admissions. This Agreement does not constitute an admission by Mr. Benmosche or the Company or any of the other Releasees of any violation of any contract or of any statutory, constitutional or common law of any federal, state or local government of the United States or of any other country or political subdivision thereof, and Benmosche, the Company and each of the other Releasees expressly deny any such violation or liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence its terms.

          9. No Reliance. Neither the Company nor Mr. Benmosche is relying on any representations made by the other regarding this Agreement or the implications thereof.

          10. Miscellaneous Provisions.

          (a) No oral understanding, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally.

          (b) Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall be enforceable and remain in full force and effect. The Company's determination not to enforce this Agreement as to specific violations shall not operate as a waiver or release of Mr. Benmosche's obligations hereunder.

          (c) This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law rules or

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provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Except as provided in Section 7(a), any action or proceeding between the Parties shall be commenced in the state or federal court located in the City, County and State of New York, and the Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in New York, New York and further agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum.

          (e) This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

          (f) Mr. Benmosche shall advise the Company of any changes in his current address to allow the Company to provide Mr. Benmosche with any notices required by this Agreement.

          11. Effective Date/Revocation. Mr. Benmosche may revoke this Agreement in writing at any time during a period of seven (7) calendar days after the execution of this Agreement by both of the Parties (the "Revocation Period"). Unless so revoked, this Agreement shall automatically become effective and enforceable on the Resignation Date provided Mr. Benmosche remains an employee in good standing of the Company through and until such date (the "Effective Date").

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          In signing this Agreement, Mr. Benmosche acknowledges that: (A) He has read and understands this Agreement and he is hereby advised in writing to consult with an attorney prior to signing this Agreement; (B) He has signed this Agreement voluntarily and understands that this Agreement contains a full and final release of all of Benmosche's Claims; and (C) He has been offered at least twenty-one (21) calendar days to consider this agreement.


/s/ Robert H. Benmosche                      February 28                  , 2006
--------------------------------             -----------------------------
Robert H. Benmosche                          Date of Execution by
                                             Mr. Benmosche



METLIFE, INC.


By: /s/ Catherine A. Rein                 February 28
   --------------------------             -----------------------------, 2006
    Catherine A. Rein                     Date of Execution by
    Senior Executive Vice President       MetLife, Inc.
    and Chief Administrative Officer


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

                                    EXHIBIT A

                             Restricted Competitors
                             ----------------------

                                Public Companies

                                 AIG Life Group
                               Allstate Financial
                                   CIGNA Group
                            GenWorth Financial Group
                               Hartford Life Group
                              Principal Life Group
                           Prudential of America Group

                                Private Companies

                                State Farm Group
                                   TIAA Group

                                Mutual Companies

                           Mass Mutual Financial Group
                               New York Life Group
                            Northwestern Mutual Group
                            Thrivent Financial Group

                                  International

                                 AEGON USA, Inc.
                               AXA Financial Group
                            ING Group USA Life Group
                               ManuLife Financial
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                                    EXHIBIT B

                  Copy of Agreement to Protect Company Property
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